                                                                    EXHIBIT 12.3
                                   PACCAR Inc

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     PURSUANT TO SEC REPORTING REQUIREMENTS
                             (Thousands of Dollars)



                                                     Nine Months Ended
                                                       September 30
                                                   1994            1993
                                                -------------------------
FIXED CHARGES
  Interest expense
       PACCAR Inc and subsidiaries (1)          $ 62,001         $ 47,323

  Portion of rentals deemed interest               4,121            4,501
                                                --------         --------

       TOTAL FIXED CHARGES                      $ 66,122         $ 51,824
                                                ========         ========

EARNINGS
  Income before taxes -
       PACCAR Inc and subsidiaries              $230,205         $150,764

  Fixed charges                                   66,122           51,824
                                                --------         --------

       EARNINGS AS DEFINED                      $296,327         $202,588
                                                ========         ========


RATIO OF EARNINGS TO FIXED CHARGES                 4.48X            3.91X


(1) Exclusive of interest, if any, paid to PACCAR Inc.





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